Exhibit 99.1

Cherokee Inc.	Integrated Corporate Relations, Inc.
6835 Valjean Ave.	525 Broadway
Van Nuys, CA 91406	Santa Monica, CA 90401
(818) 908-9868	(310) 395-2215
Contact: Russell J. Riopelle, Chief Financial Officer	Contact: Andrew Greenebaum

For Immediate Release:

Cherokee Inc. Reports Record 3rd Quarter Fiscal 2007 Results
•	5.3% growth in total revenues
•	1.0% growth in net income
•	Dividend of $0.75 to be paid on December 15, 2006

VAN NUYS, CA (December 7, 2006) —  Cherokee Inc. (NASDAQ:  CHKE), a leading global licensor and brand management company, today reported its highest ever third quarter revenue and earnings for its quarter ended October 28, 2006.

Net revenues for the three months ended October 28, 2006 rose 5.3% or $0.4 million to $8.8 million, compared to revenues of $8.4 million in the comparable period last year.

Selling, general and administrative expenses for the three months ended October 28, 2006 were $3.5 million, which is above the $3.0 million in the comparable period last year, primarily due to increases in payroll related expenses, stock option compensation expenses of $181,000 resulting from the Company’s adoption of SFAS 123 (R), and an increase in our travel and marketing expenses commensurate with our implementation of our world brand strategy.

Interest and other income for the three months ended October 28, 2006 totaled $179,000 versus the $119,000 reported last year.

Net earnings for the three months ended October 28, 2006 increased by 1.0% to $3.28 million or $0.37 per diluted share, compared to $3.25 million or $0.37 per diluted share in the year ago period.  The Company ended the quarter with cash and equivalents of $10.5 million, net receivables of $8.2 million and no debt.

On November 1, 2006 Cherokee Inc. received a payment of $33.0 million from Iconix Brand Group Inc. (“Iconix”), pursuant to the terms of the Termination and Settlement Agreement entered into by Iconix and Cherokee earlier this year.  In addition, Cherokee also received payment of $900,000 of past royalties, representing the unauthorized deduction previously taken by Mossimo Inc. (“Mossimo”) from royalties due to Cherokee in its fiscal 1st Quarter.  Both the $900,000 of past royalties and the $33.0 million termination payment (the $33.0 million will be treated by Cherokee as one-time revenues), will be recognized as revenues in Cherokee’s fiscal 4th Quarter.

Robert Margolis, Chairman and CEO, said, “We are very pleased with the consistency of our financial results, and the strength of our balance sheet.  We are positioned for more aggressive growth going forward resulting from the launch of the Cherokee brand in various new markets worldwide, the pursuit of prudent acquisitions, and the further evolution of our brand representation business.”

Howard Siegel, President of Cherokee, stated, “We are pleased with the continued growth of our international royalty revenues as we continue to successfully expand the business by developing our “world brand” strategy for Cherokee.  Tesco Hungary began selling Cherokee branded products in August, so this quarter includes royalties from all of the Tesco operations in Central Europe (Slovakia, Poland, the Czech Republic, and also Hungary), along with the continued growth in the U.K. and Ireland, were a major contributor to our increased revenues in our third quarter.  Also, continuing the trend they established in our first two quarters, our partners in Canada (Zellers) again reported strong growth for our third quarter, and we’re excited about the continued expansion of our Carole Little brands with the TJX Companies in the U.S.  In addition, we are pleased with the recent addition of Al Hokair in the Middle East as a Cherokee licensee, as we continue to seek new licensing agreements throughout the world.”

Russell J. Riopelle, Chief Financial Officer, added, “Our record operating results during the third quarter continue to reflect the strength and diversity of our revenue streams and our ability to generate significant free cash flow.  Although our royalty revenues from Target were down 1.8% in our third quarter as compared to last year, we experienced royalty revenue growth of 16.4% for our Cherokee brand from our international licensees — primarily Tesco and Zellers.  In addition to the $0.60 per share dividend paid to shareholders in September, we will pay a dividend of $0.75 per share on December 15th as we continue to return profits to our shareholders.”

About Cherokee Inc.

Cherokee Inc., based in Van Nuys, is a marketer, licensor and manager of a variety of brands it owns (Cherokee, Sideout, Carole Little and others) and represents.  Currently, Cherokee has licensing agreements in a number of categories, including family apparel, fashion accessories and footwear, as well as home furnishings and recreational products.  Premier clients for the Cherokee brand around the world include Target Stores (U.S.), Tesco (U.K., Ireland and certain other European and Asian countries), Zellers (Canada), Pick ‘n Pay (South Africa), Grupo Aviara (Mexico), and Al Hokair (Middle East).  Premier clients for Cherokee’s Sideout brand include Mervyn’s (U.S.) and Shanghai Bolderway (China), and for Cherokee’s Carole Little brands include TJX Companies (U.S., Canada and Europe).  Other key clients of Cherokee include Hearst Publications, Linea Pelle, and Postobello Home.

Statements included within this news release that are not historical in nature constitute forward-looking statements for the purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995.  When used, the words “anticipates”, “believes”, “expects”, “may”, “should” and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements included in this press release (including, without limitation, express or implied statements regarding future revenue and net income growth)  involve known and unknown risk and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such risks and uncertainties, include, but are not limited to, the effect of national and regional economic conditions, the financial condition of the apparel industry and the retail industry, the overall level of consumer spending, the effect of intense competition in the industry in which the Company operates, adverse changes in licensee or consumer acceptance of products bearing the Company’s brands as a result of fashion trends or otherwise, the ability and/or commitment of the Company’s licensees to design, manufacture and market Cherokee and Sideout branded products, the Company’s dependence on a single licensee for most of the Company’s revenues, the Company’s dependence on its key management personnel, and adverse determinations of claims, liabilities or litigations.  A further list and description of these risk, uncertainties and other matters can be found in the Company’s Annual Report on Form 10-K for Fiscal Year 2006, and in its periodic reports on Forms 10-Q and 8-K (if any).  Undue reliance should not be placed on the forward-looking statements contained herein because some or all of them may turn out to be wrong.  The Company disclaims any intent or obligation to update any of the forward-looking statements contained herein to reflect future events and developments.

CHEROKEE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

	Three months ended		Nine months ended
	October 28, 2006	October 29, 2005	October 28, 2006	October 29, 2005

Royalty revenues	$8,801,000	$8,359,000	$34,438,000	$32,838,000

Total selling, general and administrative expenses	3,460,000	3,037,000	11,171,000	9,835,000
Operating income	5,341,000	5,322,000	23,267,000	23,003,000

Other income (expenses) :
Interest expense	—	—	—	(22,000)
Investment and interest income	179,000	119,000	445,000	297,000
Total other income (expenses), net	179,000	119,000	445,000	275,000

Income before income taxes	5,520,000	5,441,000	23,712,000	23,278,000

Income tax provision	2,239,000	2,188,000	9,574,000	9,354,000
Net income	$3,281,000	$3,253,000	$14,138,000	$13,924,000
Basic earnings per share	$0.37	$0.37	$1.61	$1.59
Diluted earnings per share	$0.37	$0.37	$1.60	$1.58

Weighted average shares outstanding
Basic	8,803,063	8,764,224	8,795,802	8,738,030

Diluted	8,844,684	8,815,803	8,846,627	8,810,435

CHEROKEE INC.

CONSOLIDATED BALANCE SHEETS

Unaudited

	October 28,	January 28,
	2006	2006
Assets
Current assets:
Cash and cash equivalents	$10,484,000	$11,896,000
Receivables	8,235,000	9,555,000
Prepaid expenses and other current assets	3,767,000	1,445,000
Deferred tax asset	922,000	1,003,000
Total current assets	23,408,000	23,899,000

Deferred tax asset	971,000	1,131,000

Property and equipment, net of accumulated depreciation of $566,000 and $474,000, respectively	230,000	305,000
Trademarks, net of accumulated amortization of $6,097,000 and $5,240,000, respectively	7,411,000	8,116,000
Other assets	15,000	15,000
Total assets	$32,035,000	$33,466,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued payables	676,000	629,000
Other accrued liabilities	3,747,000	4,578,000
Accrued dividends payable	6,604,000	5,272,000

Total current liabilities	11,027,000	10,479,000

Stockholders’ Equity:
Preferred stock, $.02 par value, 1,000,000 shares authorized None issued and outstanding	—	—
Common stock, $.02 par value, 20,000,000 shares authorized, 8,803,896 and 8,787,311 shares issued and outstanding at October 28, 2006 and at January 28, 2006, respectively	176,000	175,000
Additional paid-in capital	10,859,000	9,815,000
Retained earnings	9,973,000	12,997,000
Stockholders’ equity	21,008,000	22,987,000
Total liabilities and stockholders’ equity	$32,035,000	$33,466,000